Robert Martin
                           Certified Public Accountant
                          625 W. Southern Ave., Suite A
                               Mesa, Arizona 85210


                                                                    Exhibit 16.1

December 22, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: United States Aircraft Corporation

Ladies and Gentlemen:

I have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on December 18, 1998, to be filed by my former client, United States Aircraft Corporation. I agree with the statements made in response to that Item insofar as they relate to my Firm.

Yours very truly.



/s/  Robert Martin
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Robert Martin, CPA